Exhibit 3.1

ANGEL OAK MORTGAGE, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:                   Angel Oak Mortgage, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:              The following provisions and Exhibit A (“Exhibit A”) are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Dory Black, whose address is 3060 Peachtree Road, Suite 500, Atlanta, Georgia 30305, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on March 20, 2018.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Angel Oak Mortgage, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville, MD 21093.  The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated whose post address is 2405 York Road, Suite 201, Lutherville, MD 21093.  The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1            Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation is          , which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, as the same may be amended or restated (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The names of the directors who shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify are:

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and, if the Board of Directors is classified, any individual elected to fill such vacancy shall serve for the remainder of the full term of the directorship of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Section 5.2            Extraordinary Actions.  Except as specifically provided in Section 5.8 (relating to removal of directors) and in Article VIII (relating to amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3            Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4            Preemptive and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5            Indemnification.  To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual (a) who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity or (b) who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company,  joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may actually and reasonably incur by reason of his or her service, or on his or her behalf, in such capacity.  The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer.  The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5.6            Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of authorized or outstanding shares of stock of any class or series of the Corporation; the value, fair value, or any sale, bid or asked price to be applied in determining the value, or fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7            REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its commercially reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the

Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8            Removal of Directors.  Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9            Advisory Agreements.  Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.10          Corporate Opportunities.  If any director or officer of the Corporation who is also an officer, director, employee, agent, partner, manager, member or stockholder of Angel Oak Capital Advisors, LLC (the “Sponsor”), or any of the Sponsor’s affiliates (each, a “Sponsor Affiliate” and any such director or officer, a “Sponsor Director/Officer”), acquires knowledge of a potential business opportunity, the Corporation renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law, unless it is a Retained Opportunity (as defined below). Accordingly, except for Retained Opportunities, to the maximum extent permitted from time to time by Maryland law and the Charter, (a) no Sponsor Director/Officer is required to present, communicate or offer any business opportunity to the Corporation or any of its subsidiaries and (b) the Sponsor Director/Officer, on his or her own behalf or on behalf of the Sponsor or a Sponsor Affiliate, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Corporation and its subsidiaries.

The taking by a Sponsor Director/Officer for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, other than a Retained Opportunity, whether pursuant to the Charter or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the Sponsor Director/Officer committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the Sponsor Director/Officer of an improper benefit or profit in money, property, services or otherwise.

The term “Retained Opportunity” shall mean any business opportunity of which a Sponsor Director/Officer becomes aware as a direct result of his or her capacity as a director or officer of the Corporation and (a) which the Corporation is financially able to undertake, (b) which the Corporation is not prohibited by contract or applicable law from pursuing or undertaking, (c) which, from its nature, is in the line of the Corporation’s business, (d) which is of practical advantage to the Corporation and (e) in which the Corporation has an interest or reasonable expectancy.

5.11        Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation which is allocable to a stockholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the Board of Directors may, in its sole discretion, cause the Corporation to allocate such tax solely to the shares held by such disqualified organization in the manner described in Treasury Regulation Section 1.860E-2(b)(4) by reducing from one or more distributions paid to such stockholder the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such stockholder’s share ownership.

ARTICLE VI

STOCK

Section 6.1            Authorized Shares.  The Corporation has authority to issue 450,000,000 shares of stock, consisting of 350,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 125 shares are classified and designated as shares of 12.0% Series A Cumulative Non-Voting Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth on Exhibit A hereto.  The aggregate par value of all authorized shares of stock having par value is $4,500,000.00.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2            Common Stock.  Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of shares of Common Stock are entitled to vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3            Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

Section 6.4            Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof; provided, that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5            Charter and Bylaws.  The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1            Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6; provided, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean (provided, that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to any increase pursuant to Section 7.2.7(a) or decrease pursuant to 7.2.7(d)) the limit established by the Board of Directors pursuant to Section 7.2.7.

Initial Date.  The term “Initial Date” shall mean the first date that the Corporation is qualified as a REIT.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the applicable restriction or limitation on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2            Capital Stock.

Section 7.2.1         Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a)           Basic Restrictions. Except as provided in Section 7.2.7,

(i)            (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)           No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant,  taking into account the Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)          Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)           Transfer in Trust.  If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i)            then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to, and held by, a Trust for the exclusive benefit of one or more Charitable Beneficiaries, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)           if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)          To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2         Remedies for Breach.  If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3         Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4         Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)           every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock of each class or series Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall also promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and any Excepted Holder Limit; and

(b)           each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall promptly provide to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5         Remedies Not Limited.  Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 7.2.6         Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VII, the Board of Directors shall have the power to interpret and determine the application of the provisions of this Article VII with respect to any situation based on the facts known to the Board of Directors.

Section 7.2.7         Exceptions.

(a)           Subject to Section 7.2.1(a)(ii), upon receipt of such representations and agreements as the Board of Directors may require, the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person.

(b)           Prior to granting any exception or creating or increasing an Excepted Holder Limit pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)           Subject to Section 7.2.1(a)(ii), an underwriter, placement agent or initial purchaser which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, or both of such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(d)           The Board of Directors may only revoke an exemption previously granted to an Excepted Holder or reduce an Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 7.2.8         Increase or Decrease in Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.  Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors, in its sole and absolute discretion, may from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit for all other Persons.  No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further direct or indirect acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.  No increase or decrease to the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate, more than 49.9% in value of the outstanding Capital Stock or otherwise cause the Corporation to fail to qualify as a REIT.

Section 7.2.9         Legend.  Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being beneficially owned by fewer than 100 Persons  (determined under the principles of Section 856(a)(5) of the Code).  Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a  Trust for the exclusive benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3            Transfer of Capital Stock in Trust.

Section 7.3.1         Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been automatically transferred to, and held by, a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trust shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2         Status of Shares Held by the Trust.  Shares of Capital Stock held by the Trust shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trust.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3         Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid to the Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust shall be paid by the recipient of such dividend or other distribution to the Trust upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trust.  Any dividend or other distribution so paid to the Trust shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4         Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person or persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a) or other restrictions on ownership and transfer of the Capital Stock.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the transfer or other event that resulted in the transfer of the shares to the Trust did not involve a sale of the shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trust pursuant to Section 7.3.3 of this Article VII.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held by the Trust with respect to such shares shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for or in respect of such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trust upon demand.

Section 7.3.5         Purchase Right in Stock Transferred to the Trust.  Shares of Capital Stock transferred to the Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust or, if the transfer or other event that resulted in the transfer of the shares to the Trust did not involve a sale of the shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation must reduce the amount payable to the Trust by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trust pursuant to Section 7.3.3 of this Article VII.  The Corporation shall pay the amount of such reduction to the Trust for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other amounts held by the Trustee with respect to the shares shall be paid to the Charitable Beneficiary.

Section 7.3.6         Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective; provided, that the Corporation thereafter makes such designation and appointment.

Section 7.4            NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5            Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6            Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except as set forth in this Article VIII and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.  The affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on such matter is required to amend Section 5.8 and this Article VIII.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:  The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH:           The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000,000, consisting of 90,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares are classified and designated as shares of 12.0% Series A Cumulative Non-Voting Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth on Exhibit A hereto.  The aggregate par value of all shares of stock having par value was $1,000,000.00.

EIGHTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 450,000,000, consisting of 350,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares are classified and designated as shares of 12.0% Series A Cumulative Non-Voting Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth on Exhibit A hereto.  The aggregate par value of all authorized shares of stock having par value is $4,500,000.00.

NINTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this [•] day of [•], 2021.

ATTEST:	ANGEL OAK MORTGAGE, INC.

	By:	(SEAL)
Dory Black		Robert Williams
General Counsel and Secretary		President and Chief Executive Officer

EXHIBIT A

12.0% Series A Cumulative Non-Voting Preferred Stock

Under a power contained in Article VI of the Articles of Amendment and Restatement of the Corporation (the “Charter”) of Angel Oak Mortgage, Inc., a Maryland corporation (the “Corporation”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated One Hundred and Twenty Five (125) shares of the authorized but unissued Preferred Stock (as defined in the Charter) as a separate class of Preferred Stock to be known as the 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon restatement of the Charter, may become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

(1)                                 DESIGNATION AND NUMBER.  A series of Preferred Stock, designated the “12.0% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The total number of authorized shares of Series A Preferred Stock shall be One Hundred and Twenty Five (125).

(2)                                 RANK.  The shares of Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock (as defined in the Charter) and to all other equity securities issued by the Corporation from time to time (together with the Common Stock, the “Junior Securities”).  The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(3)                                 DIVIDENDS.

(a)                                 Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.0% per annum of the total of $1,000.00 per share plus all accumulated and unpaid dividends thereon.  Such dividends shall accrue on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the shares of Series A Preferred Stock (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date.  Any dividend payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)                                 No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)                                  Notwithstanding the foregoing, dividends on the shares of Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above.  Accrued but unpaid dividends on the shares of Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)                                 Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Securities).

(e)                                  When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the shares of Series A Preferred Stock, all dividends declared upon the shares of Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f)                                   Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on shares of the Series A Preferred Stock as described above.

(4)                                 LIQUIDATION PREFERENCE.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set aside for payment, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.  In the event that the Corporation elects to set aside the Liquidation Preference for payment, the shares of Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the shares of Common Stock.  In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b)                                 If, upon any Liquidation Event, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of shares of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)                                 Upon the Corporation’s provision of written notice as to the effective date of any Liquidation Event, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of shares of the Series A Preferred Stock is entitled, the shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of shares of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)                                  The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event; provided, however, that any such transaction which results in an amendment, restatement or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that were not issued in a private placement of shares of the Series A Preferred Stock conducted by H&L Equities, LLC).

(5)                                 REDEMPTION.

(a)                                 Right of Optional Redemption.  The Corporation, at its option, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) until December 31, 2020, $100, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)                                 Limitations on Redemption.  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Corporation (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Charitable Beneficiary (as defined in the Charter) pursuant to Article VII of the Charter in order to ensure that the Corporation remains qualified as a real estate investment trust for U.S. federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)                                  Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)                                 Procedures for Redemption.

(i)                                     Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock is entitled, the shares of Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of shares of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)                                  In addition to any information required by law or by the applicable rules of any exchange upon which the shares of Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where shares of Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)                               If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.  If the Corporation shall so require and the notice shall so state, holders of shares of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such shares of Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A

Preferred Stock shall be redeemed by the Corporation at the Redemption Price.  In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.  In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)                              The deposit of funds with a bank or trust corporation for the purpose of redeeming shares of Series A Preferred Stock shall be irrevocable except that:

(A)                               the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)                               any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)                                  Status of Redeemed Shares.  Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board of Directors from time to time at its discretion.

(6)                                 VOTING RIGHTS.  Except as provided in this Section, the holders of the shares of Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (excluding any shares that were not issued in a private placement of the shares of Series A Preferred Stock conducted by H&L Equities, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.

(7)                                 CONVERSION.  The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(8)                                 RESTRICTIONS ON TRANSFER.  The shares of Series A Preferred Stock shall be subject to the restrictions on transfer and ownership contained in Article VII of the Charter.